EXHIBIT 99.1

Department of Justice Clears Siebel Systems Acquisition

SAN MATEO, Calif.-November 15, 2005 - Siebel Systems, Inc. (NASDAQ: SEBL) today announced that the U.S. Department of Justice has cleared its proposed acquisition by Oracle Corporation (NASDAQ: ORCL) under the Hart-Scott-Rodino Act. The transaction still requires regulatory clearance from the European Commission and is subject to other conditions. The companies believe they are on track to close the transaction in the first quarter of next year.

About Siebel Systems

Siebel Systems is a leading provider of software solutions and services that drive value and loyalty in client-customer relationships, providing best-in-class capabilities in on-premise and hosted customer relationship management (CRM), business analytics, and customer data integration. Siebel’s new Customer Adaptive Solutions enable organizations to model their customer-centric business processes in order to drive the most effective customer interactions, gain increased insight over time, and continually realign those processes for systemic and consistent improvement. With more than $2 billion in R&D investments, 11-plus years of customer software experience, an extensive global ecosystem of alliance partners, and more than 4,000 customers and 3.7 million live users, Siebel is the proven choice in helping organizations of all types and sizes achieve customer-driven business results. For more information, visit www.siebel.com.

Media Contact:

Steve Diamond

Siebel Systems, Inc.

650-477-4743

steve.diamond@siebel.com

For more information on Siebel Systems solutions and services, please visit our Web site:

CRM - http://www.siebel.com/crm;

OnDemand Solutions - http://www.crmondemand.com;

Industry CRM - http://www.siebel.com/industry-crm;

Call Center & Service - http://www.siebel.com/call-center;

Sales Force Automation - http://www.siebel.com/sales-force-automation;

Marketing Automation - http://www.siebel.com/marketing-automation;

Business Intelligence - http://www.siebel.com/business-intelligence;

Integration Solutions - http://www.siebel.com/integration-solutions;

CRM Services - http://www.siebel.com/crm-services.

Except for the historical information contained herein, this press release contains forward-looking statements that involve risk or uncertainties. Future operating results of Siebel Systems may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with customer relations, such as the availability of Siebel Systems’ products and services, customer implementation of products and services, relationships with customers, third-party vendors and systems integrators, concentration of revenues in a relatively small number of customers, existence of errors or defects in products, ability to successfully manage growth, significant current and expected additional competition and the need to continue to expand product distribution and services offerings. Further information on potential factors that could affect the financial results of Siebel Systems are included in Siebel Systems’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Siebel Systems assumes no obligation to update the information in this press release.

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.